Company Contact: Derek Dunaway President and Chief Executive Officer Cyalume Technologies Holdings, Inc. (413) 858-2500 ddunaway@cyalume.com	Investor Relations: BPC Financial Marketing John Baldissera 800-368-1217

FOR IMMEDIATE RELEASE:

Cyalume Technologies Holdings Announces Results for the First Quarter of 2009

West Springfield, MA – May 13, 2009 – Cyalume Technologies Holdings, Inc. (OTC-BB:CYLU) today announced results for the three months ending March 31, 2009.  Adjusted net income, which is net income and amortization, was $0.5 million on revenues of $6.6 million, compared to adjusted net income of $1.6 million on revenues of $10.1 million for the first quarter of 2008.  Adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization, foreign currency gains and losses, and certain one-time gains or expenses, was $0.8 million compared to $2.8 million during in 2008. Adjusted net income and adjusted EBITDA are important measures because they present a view of our performance on an ongoing basis without regard to the effects of purchase accounting or certain one-time gains or expenses such as certain lawsuit settlement gains and corresponding legal fees incurred.

The negative sales variance is due almost entirely to a historically low sales level of core chemical light products to the US military under one of the Company’s military contracts. The low sales volume was  due to order processing  and inventory stocking issues.  These issues have been resolved and the Company is already witnessing significant new orders under that specific contract. While first quarter sales were substantially below the previous year, the results were consistent with the expectations that the Company had communicated during its end of year earnings call.

  Alternatively, sales for the 40 mm training ammunition continue to strongly grow.  New orders from Rheinmetall for the MK281 will allow the Company to meet or surpass its expectations with that product line.

During the first quarter the Company took some aggressive action to reduce operating expenses.  The changes were a combination of reductions due to lower production levels as well as permanent cost savings initiatives.  The changes were estimated to amount to an annualized savings of approximately $1 million.  The increased sales levels the Company is now experiencing is requiring us to roll back much of the savings initiative but we will continue to realize some savings and improved operational efficiency as a result.

Comparable GAAP amounts and a reconciliation to GAAP are later contained in this release.

Derek Dunaway, Cyalume’s President and CEO, said “I am glad to report that the first quarter results were not due to any long term issues but rather small short term problems that caused supply interruptions and hindered order processing.  The outlook for the second quarter is much more positive.  While April continued to be slow the Company has finally begun to see a turn around in May.  During the first two weeks of May we have seen more orders for our core products than we saw during the entire first quarter.  We are confident that the issues that had caused the slow down in military orders has been resolved and we will continue to see a flow of orders consistent with historical levels as well as pent up demand which will allow us to catch up on some of the revenue that was not realized during the first quarter.  As evidenced by the activity we have seen in the second quarter already, demand for some of our products is as strong if not stronger than ever and our core business remains extremely healthy.  We expect much of the lost sales to be recouped during the  third quarter.  We are of course very encouraged by the performance of our ammunition product and the continued success of our partnership with Rheinmetall.”

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the effect of regional and global economic and industrial market conditions including our expectations concerning their impact on the markets we serve; the effect of conditions in the  financial and credit markets and their impact on the Company and our customers and suppliers; the impact of the Company’s cost reduction initiatives; the Company’s ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to industry conditions and competition; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; ongoing capital expenditures and investment in research and development; compliance with any changes in government regulations and environmental and health and safety laws; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; reliance for a significant portion of the Company’s total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; the nature and extent of military operations being conducted by customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Cyalume’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Cyalume web site (www.cyalume.com) on Thursday, May 14, 2009 at 11:00 a.m. Eastern time.  To participate please dial 877-941-0844 and ask for the "Cyalume Technologies Conference Call." A simultaneous webcast will also be at: http://w.on24.com/r.htm?e=145330&s=1&k=dd2b8f332433b29a17847e201d1d10998b. In addition, a replay of the conference call will be available until 11:59 p.m. Eastern time June 16, 2009 on the investor relations page of the Company’s web site.  Please dial 800-406-7325, passcode 4069028# to access the replay.

About Cyalume Technologies
Cyalume Technologies is the world leader in the chemiluminescent industry providing dependable light for uses by militaries, police, fire and other public safety organizations in the U.S., NATO countries and the Middle East.  Cyalume’s chemical lights are depended on in emergencies such as blackouts, industrial accidents, acts of terrorism and natural disasters.  A full complement of Military grade Cyalume® brand, Industrial grade SnapLight® brand and Consumer grade SafetyBright® brand emergency lighting solutions are manufactured at its plant in West Springfield, MA.  The company employs 150 people at its locations in West Springfield and Aix-en-Provence, France.

Cyalume Technologies Holdings, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except shares and per share information)
(Unaudited)

		Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2009	2008
Revenues	$6,624	$10,116
Cost of goods sold	3,861	5,017
Gross profit	2,763	5,099

Other expenses (income):
Sales and marketing	785	932
General and administrative	1,225	1,246
Research and development	393	365
Interest expense (income), net	627	1,319
Interest expense – related party	14	—
Amortization of intangible assets	995	653
Other loss (income), net	44	(995)
Total other expenses (income)	4,083	3,520

Income (loss) before income taxes	(1,320)	1,579
Provision for (benefit from) income taxes	(547)	597
Net income (loss)	$(773)	$982

Net income (loss) per common share:
Basic	$(0.05)
Diluted	$(0.05)

Weighted average shares used to compute net income (loss) per common share:
Basic	14,564,234
Diluted	14,564,234

Source: Financial statements from Form 10Q filed May 13, 2009.

Cyalume Technologies Holdings, Inc.
 Condensed Consolidated Balance Sheets
(in thousands, except shares and per share information)

	March 31,
	2009 (unaudited)	December 31, 2008
Assets
Current assets:
Cash	$1,203	$3,952
Accounts receivable, net of allowance for doubtful accounts of $217 and $452 at March 31, 2009 and December 31, 2008, respectively	3,346	3,508
Inventories, net	11,350	11,447
Income taxes refundable	747	701
Deferred income taxes	280	317
Prepaid expenses and other current assets	357	195
Total current assets	17,283	20,120

Property, plant and equipment, net	7,737	7,882
Goodwill	60,764	60,896
Other intangible assets, net	48,293	49,426
Other noncurrent assets	165	188
Total assets	$134,242	$138,512

Liabilities and Stockholders’ Equity
Current liabilities:
Lines of credit	$3,300	$3,500
Current portion of notes payable	3,993	3,621
Accounts payable	2,884	3,230
Accrued expenses and other current liabilities	2,974	2,550
Common stock subject to mandatory redemption	—	1,123
Notes payable and advance due to related parties	64	64
Income tax payable	7	5
Total current liabilities	13,222	14,093

Notes payable, net of current portion	24,631	25,581
Notes payable due to related parties, net of current portion	1,017	1,000
Deferred income taxes	8,550	9,237
Derivatives	184	163
Asset retirement obligation, net of current portion	130	128
Total liabilities	47,734	50,202

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 50,000,000 authorized; 15,321,775 and 13,719,035 issued and outstanding at March 31, 2009 and December 31, 2008, respectively	15	14
Additional paid-in capital	87,111	87,348
Retained earnings	456	1,229
Accumulated other comprehensive loss	(1,074)	(281)
Total stockholders’ equity	86,508	88,310
Total liabilities and stockholders' equity	$134,242	$138,512

Source: Financial statements from Form 10Q filed May 13, 2009.

Cyalume Technologies Holdings, Inc.
 Condensed Consolidated Statements of Cash Flows
(in thousands, except shares)
(Unaudited)

	For the Three Months Ended March 31, 2009	Predecessor For the Three Months Ended March 31, 2008
Cash flows from operating activities:
Net income (loss)	$(773)	$982
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	158	199
Amortization	1,312	734
Provision for deferred income taxes	(642)	269
Other non-cash expenses	127	302
Changes in operating assets and liabilities:
Accounts receivable	83	315
Inventories	(331)	(1,475)
Prepaid expenses and other current assets	(166)	(164)
Accounts payable and accrued liabilities	(137)	861
Income taxes payable, net	(88)	103
Accrued interest on notes payable to stockholders	(1)	—
Net cash provided by (used in) operating activities	(458)	2,126

Cash flows from investing activities:
Payments to trust account	—	—
Purchases of long-lived assets	(111)	(576)
Net cash used in investing activities	(111)	(576)

Cash flows from financing activities:
Repayment of advances from and notes payable to related parties	—	—
Payments for common stock subject to redemption	(1,123)	—
Net repayment of line of credit	(200)	—
Payments of Predecessor notes payable	—	(25)
Repayment of long-term notes payable	(658)	—
Payments to reacquire and retire common stock	(263)	—
Refund of debt issue costs	10	—
Proceeds from exercises of warrants	27	—
Net cash used in financing activities	(2,207)	(25)

Effect of exchange rate changes on cash	27	285
Net increase (decrease) in cash and cash equivalents	(2,749)	1,810
Cash, beginning of period	3,952	5,743
Cash, end of period	$1,203	$7,553

Source: Financial statements from Form 10Q filed May 13, 2009.

Results of Operations - Adjusted Basis

Adjusted net income is an alternative view of performance used by management and we believe that investors' understanding of our performance is enhanced by disclosing this information. We define adjusted net income as the net income of Cyalume excluding amortization expense. The adjusted net income measure is not, and should not be viewed as, a substitute for U.S. GAAP net income. Adjusted net income is an important internal measurement for us. We measure the performance of the overall Company on this basis. The following are examples of how we use adjusted net income:

 * Senior management receives a monthly analysis of our operating results that is prepared on an adjusted net income basis;
 * Our annual budget for 2009 is prepared on an adjusted net income basis
 * Certain annual compensation computations, including annual cash bonuses, are calculated in part on an adjusted net income basis.

Despite the importance of this measure to management in goal setting and performance measurement, we stress that adjusted net income is a non-GAAP financial measure that has no standardized meaning under U.S. GAAP and therefore, has limits in its usefulness to investors. Due to its non-standardized definition, adjusted net income (unlike U.S. GAAP net income) may not be comparable with the calculation of similar measures for other companies. Adjusted net income is presented solely to permit investors to more fully understand how management assesses our performance.

Cyalume Technologies Holdings, Inc.
Adjusted Consolidated Statements of Income
(unaudited, in thousands)

		Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2009	2008
Revenues	$6,624	$10,116
Cost of goods sold	3,861	5,017
Gross profit	2,763	5,099

Other expenses (income):
Sales and marketing	785	932
General and administrative	1,225	1,246
Research and development	393	365
Interest expense (income), net	627	1,319
Interest expense – related party	14	—
Amortization of intangible assets	995	653
Other loss (income), net	44	(995)
Total other expenses (income)	4,083	3,520

Income (loss) before income taxes	(1,320)	1,579
Provision for (benefit from) income taxes	(547)	597
Net income (loss)	(773)	982
Amortization of intangible assets and inventory step-up	1,257	653
Adjusted net income (loss)	$484	$1,635

Adjusted EBITDA (a Non-GAAP Financial Measure)

Cyalume defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization, foreign currency gains or losses and one time income or expense items. Management uses Adjusted EBITDA for establishing internal budgets, goals and performance bonuses. Internal financial reports including those provided to the Board of Directors, focus on Adjusted EBITDA. Since Adjusted EBITDA is not necessarily an indicator of overall cash flows of Cyalume, management reviews capital budgets and cash flow forecasts in parallel with Adjusted EBITDA analysis. Because Adjusted EBITDA eliminates interest expense, income taxes and depreciation, amortization and one-time income or expense items, Cyalume considers this financial measure an important indicator of Cyalume's liquidity, operational strength and performance. Investors may find Adjusted EBITDA useful as it illustrates underlying operating trends in Cyalume's business.

In addition, components of Adjusted EBITDA are a key component in the determination of our compliance with certain covenants under our credit agreements. Adjusted EBITDA is not a measure of financial performance under GAAP. Adjusted EBITDA should not be considered in isolation, or as a substitute for net income, cash flows, or other consolidated income or cash flow data presented in accordance with GAAP or as a measure of our liquidity or financial condition. Because Adjusted EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as discussed may not be comparable to other similarly titled measures of other companies.

The use of Adjusted EBITDA as a supplemental liquidity measure is useful as it assists management in understanding and evaluating the Company's capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing debt and other cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. Investors may find it useful for these purposes as well. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by operating activities, as determined in accordance with GAAP, since it omits the impact of interest, taxes and changes in working capital that use or provide cash (such as receivables, payables and inventories) as well as the sources or uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Because Adjusted EBITDA excludes depreciation and amortization, Adjusted EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, Adjusted EBITDA, because it also does not reflect the impact of debt service, income taxes, cash dividends, capital expenditures and other cash commitments, does not represent how much discretionary cash we have available for other purposes. Nonetheless, Adjusted EBITDA is a key measure expected by and useful to our investors, rating agencies and the banking community in the analysis of a Company's ability to service debt, fund capital expenditures and otherwise meet cash needs, respectively. Cyalume also evaluates Adjusted EBITDA because it is clear that movements in these non-GAAP measures impact the Company's ability to attract financing. Adjusted EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies.

Cyalume Technologies Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
 (unaudited, in thousands)

		Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2009	2008
Net income	$(773)	$982
Plus:
Interest	641	1,319
Taxes	(547)	597
Depreciation	158	199
Amortization	995	653
EBITDA	474	3,750
Plus:
Inventory Step-up	262	-
One-time expenses	44	(995)
Adjusted EBITDA	$780	$2,755